For Immediate Release

U.S. ENERGY CORP. REPORTS FIRST QUARTER 2013 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – May 10, 2013 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today reported its first quarter 2013 highlights and selected financial results for the quarter ended March 31, 2013, and also provided an operational update.

Selected Highlights for the First Quarter of 2013

Financial and Operational Results

•	Produced 98,674 BOE during the quarter, or 1,096 BOE/D from 87 gross (15.30 net) producing wells at March 31, 2013.

•	Recognized $7.9 million in revenue during the quarter ended March 31, 2013.

•	At March 31, 2013, the Company had $2.5 million in cash and cash equivalents on hand. Working capital (current assets minus current liabilities) was $10.4 million.

•
During the three months ended March 31, 2013, we received an average of $2.6 million per month from our producing wells with an average operating cost of $655,000 per month (excluding workover costs), and production taxes of $278,000 before non-cash depletion expense, for an average cash flow of $1.7 million per month from oil and gas production.

•
During the three months ended March 31, 2013, the Company sold its corporate aircraft and related facilities for $2.6 million.  As a result of these sales, we recorded a gain on the sale of assets during the quarter in the amount of $696,000.

•
During the quarter ended March 31, 2013 we recorded a net loss after taxes of $5.9 million, or $0.21 per share basic and diluted, as compared to a net loss after taxes of $381,000, or $0.01 per share basic and diluted, during the same period of 2012. During the three months ended March 31, 2013, the Company recorded a proved property impairment of $5.8 million related to its oil and gas assets.  The impairment was primarily due to a decline in the price of oil, additional capitalized costs and changes in production.  There were no proved property impairments recorded during the first three months of 2012.

Press Release
May 10, 2013

•
Earnings before interest, income taxes, depreciation, depletion and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure, was $4.3 million for the quarter ended March 31, 2013, an increase of 33.4% from $3.2 million for the same period of 2012.*

2013 Capital Budget

Under our $27.1 million capital expenditures budget for 2013, we spent approximately $5.9 million to fund our 2013 oil and gas drilling programs during the quarter ended March 31, 2013.  The remaining $21.2 million in capital expenditure is budgeted to be spent on exploration and acquisition initiatives in the Williston Basin of North Dakota and in Texas.

Funds allocated to our drilling programs are contingent upon timing, well costs and success.  If our drilling initiatives in any program are not initially successful, or do not progress as timely as projected, funds allocated for those drilling programs may be allocated to other drilling initiatives in due course.

Subsequent Event

Mount Emmons Molybdenum Project

On April 22, 2013, the Company received a letter from the U.S. Forest Service notifying the Company that it had completed a review of the Mine Plan of Operations (“MPO”) for the Mount Emmons Molybdenum Project in Colorado and that it has determined that the MPO “does contain sufficient information and clarity to form the basis for a proposed action to initiate scoping and analysis under the National Environmental Policy Act.”  The letter also states, “U.S. Energy has met the requirements of the Reality Check provision granting conditional water rights for the Mt. Emmons Molybdenum Project by filing the Plan for the Mt. Emmons Mine with the Forest Service.  No other special use permits or rights-of-way for the water facilities are required because they are addressed in the Plan.”  The MPO provides an in-depth description of the proposed construction, mining, processing, and reclamation operations for the Project and a link to the MPO can be found on the Company’s website at www.usnrg.com.

Operations Update

Williston Basin, North Dakota

Initial Production Rate of the Pirate 1-2-11 H Well

The Pirate 1-2-11H well was completed with 35 fracture stimulation stages mid-March with an initial peak 24 hour production rate of 1,801 BOE/D.  The well produced 30,485 BOE during the first 30 days of production or an average of 1,025 BOE/D.  The company has an approximate 3.67% working interest and a 2.75% net revenue interest in the well.

Press Release
May 10, 2013

The operator is scheduled to fracture stimulate the Caper 1-15-22H, the Mongoose 1-8-5H, and the Slugger 1-16-21H wells in succession beginning in June of 2013.

Williston Basin Wells in Progress:

Well Name	Operator	Formation	Working Interest	Net Revenue Interest	Status
Rogers 1-12 #1TFH	Zavanna LLC	Three Forks	9.36%	7.30%	Completing well
Dobias 152-103-32-29-1H	Liberty Resources LLC	Bakken	1.91%	1.49%	Completing well
Dobias 152-103-32-29-11 TFH	Liberty Resources LLC	Three Forks	1.91%	1.49%	Completing well
Van Hook 19-2523H	EOG Resources Inc.	Bakken	0.36%	0.27%	Completion pending May 2013
Van Hook 126-2523H	EOG Resources Inc.	Bakken	0.36%	0.27%	Completion pending May 2013
Caper 1-15-22H	Emerald Oil Inc.	Bakken	1.30%	1.02%	Completion pending June 2013
Mongoose 1-8-5H	Emerald Oil Inc.	Bakken	0.29%	0.23%	Completion pending June 2013
Slugger 1-16-21H	Emerald Oil Inc.	Bakken	0.36%	0.28%	Completion pending July 2013
State 36-1 #4TFH	Brigham Oil & Gas, L.P.	Three Forks	3.64%	2.88%	Completion pending
Hovde 33-4 2TFH	Brigham Oil & Gas, L.P.	Three Forks	2.47%	1.95%	Completion pending
Young 31-30 #1H	Zavanna LLC	Bakken	2.69%	2.13%	Drilling Lateral
		Average:	2.24%	1.76%

South Texas

Buda Limestone formation

The Beeler #2H well located in our Booth-Tortuga acreage block in Dimmit County, Texas was drilled in April, 2013.  The Beeler #2H well is the Company’s first well targeting the Buda Limestone formation.  The well was drilled to a total measured depth of 11,013’, which included an approximate 3,700’ lateral, and was completed without fracture stimulation.  The operator of the well, Crimson Exploration, anticipates full flow back operations to commence by mid-May and upon evaluation of the early flow back rates, plans to announce the well results in the coming weeks.  The total cost to drill and complete the Beeler #2H well was below the preliminary cost estimate of $4 million.

Although it is early, the Company remains encouraged about the Buda Limestone potential in the Booth Tortuga acreage block.  Nearby industry data suggests very favorable well economics in this region and we are confident in the overall development potential in the area.  Crimson plans to spud a second well targeting the Buda Limestone formation early in the third quarter of 2013 and has indicated that it will commit to a full time drilling rig for this project upon the completion of its announced merger with Contango Oil and Gas Company in the third quarter of 2013, if favorable results are realized.

Press Release
May 10, 2013

East Texas

Wilcox Sand formation

The Fender #1 well located in Anderson County, Texas was drilled in April, 2013.  The well was drilled to a depth of 1,545’ targeting oil bearing zones of the Wilcox sands.  Initial results are encouraging and indicate the presence of multiple stacked Wilcox sands.  The well is currently being flowed back and tested for initial flow rates.  If this test confirms a commercial Wilcox discovery, there is a possibility of a multi-well field development, although it is too early to determine at this time.  The Company has an approximate 19.8% WI and 15.4% NRI in this project.

Asset Held for Sale: Remington Village

On March 5, 2013, the Company entered into a Purchase and Sale Agreement with an undisclosed buyer to sell its Remington Village apartment complex located in Gillette, Wyoming for $15.0 million.  The transaction is now anticipated to close in June, 2013, subject to further due diligence by the purchaser.  There is no assurance that the transaction will close at that time.

CEO Statement

“We are very encouraged by the early flow back data on the Beeler #2 well and we are looking forward to drilling a second well in the acreage block in July of this year to further confirm the potential of this program.  Our initial results and nearby industry data suggest that this program has the potential to develop into a significant growth catalyst for the Company,” said Keith Larsen, CEO of U.S. Energy Corp.  “Additionally, we are continuing to seek out growth opportunities in the oil and gas sector and we have begun our initial scoping meetings with the U.S. Forest Service to continue the advancement of the Mount Emmons Project,” he added.

Press Release
May 10, 2013

Financial Highlights

The following table sets forth selected financial information for the quarters ended March 31, 2013 and 2012.  This information is derived from the financial statements filed with Company’s Form 10-Q for the quarter ended March 31, 2013, and should be read in conjunction with the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2013	2012
Balance Sheets:
Cash and cash equivalents	$2,547	$2,825
Current assets	$24,282	$26,015
Current liabilities	$13,882	$13,253
Working capital	$10,400	$12,762
Total assets	$135,565	$140,827
Long-term obligations	$11,448	$11,457
Shareholders' equity	$110,235	$116,117

Shares Outstanding	27,667,602	27,409,908

	For the three months ended March 31,
	2013	2012
Statements of Operations:
Operating revenues	$7,879	$8,335
Loss from continuing operations	$(6,160)	$(712)
Other income & expenses	$30	$(121)
Benefit from income taxes	$-	$388
Discontinued operations, net of taxes	$232	$64
Net loss	$(5,898)	$(381)
Net loss per share
Basic and diluted	$(0.21)	$(0.01)
Weighted average shares outstanding
Basic and diluted	27,667,102	27,438,584

Press Release
May 10, 2013

*Non-GAAP Financial Measures

Modified EBITDAX

In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure.  Modified EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. Modified EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure.  Modified EBITDAX does not represent, and should not be considered an alternative to, GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  We also believe that Modified EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Our management uses Modified EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Our management does not view Modified EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues, to measure operating performance.  The following table provides a reconciliation of net income (loss) to Modified EBITDAX for the periods presented (in thousands):

	For the three months ended March 31,
	2013	2012
Net (loss)	$(5,898)	$(381)
Impairment of oil and natural gas properties	5,828	--
Accretion of asset retirement obligation	9	9
Non-cash compensation expense	114	73
Unrealized (gain) loss on commodity derivatives	616	59
Benefit from income taxes	--	(388)
Interest expense	80	39
Depreciation, depletion and amortization	3,532	3,798
Modified EBITDAX (Non-GAAP) (*)	$4,281	$3,209

* * * * *

Press Release
May 10, 2013

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-Q for the quarter ended March 31, 2013 which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production and capital expenditures and projects, its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells, the oil and natural gas targets or goals for the wells, future capital expenditures (including the availability of funds to make such expenditures) and projects, future expenses, production, costs and sale transactions, and activities relating to the Mount Emmons project.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all. Results from exploration and development activities conducted on properties near properties in which the Company has an interest may not be indicative of the results the Company will generate from its properties or the value of those properties.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

* * * * *

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com